                                                                     EXHIBIT 4.6

    [LOGO]          ALL AMOUNTS EXPRESSED IN CANADIAN DOLLARS

                                                     2 King Street East
                                                     Hamilton, Ontario LBN 1A3
                                                     Telephone: (905) 526-6331
                                                     Facsimile: (905) 525-2766

May 16, 1995                                                        CONFIDENTIAL

Striker Paper Canada, Inc. formerly
Northern Striker Inc.,
c/o Striker Industries, Inc.
One Riverway, Suite 1250
Houston, TX 77056

Attention: Matt Pond

Dear Sir:

RE: OFFER OF FINANCE

North American Trust Company (North American) is pleased to offer the following facilities subject to the following terms and conditions:

BORROWER: STRIKER PAPER CANADA, INC. (FORMERLY NORTHERN STRIKER, INC.)

LENDER PARTICIPATION:

North American may in its discretion subject to the borrower's prior reasonable approval arrange for the funding or assignment of all or part of the credit facilities, either at the time of the initial advance or from time to time in future, to North American Life, or to one or more other financial institutions (which may or may not be affiliated with North American).

FACILITIES:

                         LOAN #                         TYPE                  AMOUNT
                ------------------------      ------------------------      ----------
                           1                  Operating                     $  500,000
                           2                  Term                          $  500,000
                           3                  Term(ODC)                     $1,000,000

PROGRAM:

        Purpose: 1. Operating line to finance receivables and inventory
                 2. Term Loan to finance plant improvements
                 3. Term Loan to finance plant improvements

        Source:  North American Trust

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North American Trust Company               Conditional Offer              Page 1
                                                                       23-May-95

Changes to the program may only be made with our prior written approval.

AVAILABILITY CONDITIONS:
Aggregate Advances under Loan #2 and #3 to be limited to the aggregate of 75% of real property appraisal plus 75% of existing plant liquidation value appraisal.

Advances under loan #1 will be margined at each month end and will be limited during the subsequent month to maximum advances as determined by the following margin requirements: 75% of under 90 day assigned acceptable accounts receivable (where both a receivable and payable exist with the same entity the two amounts will be offset with the net balance only included in margined receivables) less all prior claims (i.e. source deductions, UIC, CPP, GST, WCB, accounts payable and cheques outstanding to suppliers with valid PMSI registrations, etc.) North American may deduct the whole of any account receivable when any portion of it is in excess of 90 days aging and North American is not satisfied with the collectibility of the account.

Advances under loan #2 will be available at closing after all disbursement conditions have been satisfied.

Advances under loan #3 will be made against certified invoices in accordance with Jacobs Serrine report, and:
Progress draws will be limited to certified value of work completed less holdback of 10% which will be withheld from each construction advance until expiry of the lien period (45 days);
North American shall not be required to make any advance unless, prior to making such advance, it is satisfied that the unadvanced portion of the loan will be sufficient to pay the cost to complete the project. Where insufficient unadvanced funds would remain, the borrower shall be required to pay such additional funds to North American as to make the unadvanced portion of the loan equal to the cost to complete;
Sub-searches will be conducted at the borrower's expense prior to each advance; North American will require five days notice for each progress draw;
Non-payment of property taxes when due will be considered a default under the loan.

During the term of the Loan, the Borrower shall:

a) Request North American's approval of major engineering & architectural change notices, major being defined as $100,000.
b) Remove any encumbrance, lien or charge created against the Project within 7 days of written notice.
c) Request funds solely for the Project.
d) Allow North American to have access to the Project at all times.
e) Acknowledge that we have the right pay to contractors and suppliers directly through our Solicitor's trust account.
f) Request North American's approval of all leases entered into for the Project.
g) All advances will be made through our Solicitor's trust account.

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North American Trust Company               Conditional Offer              Page 2
                                                                       23-May-95

FUNDING CONDITIONS:

All progress draws will be supported by the following documents in a form and substance satisfactory to North American:

a) From the Borrower:

   i) a written draw request indicating the amount and to whom funds are to be disbursed and including certificates by an authorized officer of the Borrower to the effect that:

        - advances do not exceed the aggregate of the value of work performed and in place;

        - based on latest estimates, the unused portion of the construction financing is sufficient to fully complete the Project and to retire all payables relating to the Project;

        - the costs with respect to which advances pertain are properly incurred in accordance with the budget and are in a form consistent with the original budget.

   ii) project expense summary outlining item, budget, cost to date, application of proceeds & cost to complete;

   iii) billing statements, invoices, etc. from suppliers, architects, etc. to support non-general contract items;

    iv) a statutory declaration that all accounts payable in respect of the Project for the period 30 days prior to the date of the billing statements have been paid except for holdbacks;

b)  From the Project Contractor:

     i) a certificate to the effect that;

        - all work is done in accordance with approved plans & specifications & in a good & workmanlike manner;

        - that construction work is progressing within the original time schedule;

        - that portion of the Borrower's requisition covering direct construction costs represents work completed on the Project less 10 percent (10.0%) holdback;

        - the remaining construction budget as approved by North American is sufficient to complete the Project.

TERM:

The outstanding balance of all facilities will be due and payable at the expiry of the respective term for each facility (the "Maturity Date"). Terms for these facilities will mature as follows:

LOAN #           MATURITY DATE OF LOAN
- -------    ----------------------------------
2 & 3      5 years from date of disbursement
1          annual review

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North American Trust Company               Conditional Offer              Page 3
                                                                       23-May-95

INTEREST RATE:

Interest shall be payable on the 1st day of each month on the balance from time to time outstanding of the facilities, and on any other monies due and payable hereunder, both before and after maturity, default or judgment, at the Loan Rate. The first interest payment shall be due on the 1st day of the month following drawdown.

Floating Rate Loans:
The Loan Rate for facilities 1 & 2 shall be determined at a variable annual rate which is from time to time (2.5%) two and one-half percentage points above North American's Prime Lending Rate, calculated and compounded monthly, computed from the respective dates of advance of monies by North American to the Borrower (the "Variable Rate").

The Loan Rate for facility #3 shall be determined at a variable annual rate which is from time to time (.5%) one-half percentage points above North American's Prime Lending Rate, calculated and compounded monthly, computed from the respective dates of advance of monies by North American to the Borrower (the "Variable Rate").

Fixed Rate Option:
The Borrower may elect, upon 30 days' written notice at its sole option, to have the Loan Rate for facility #2 calculated at an annual fixed interest rate for periods of 2 to 5 years to be selected by the Borrower (the "Fixed Rate Period"), provided the period chosen must terminate on or before the Maturity Date of the loan. The rate of interest shall be 3.5% above the particular Cost of Funds Rate in effect on the date the facilities are funded which is quoted with reference to the shortest period in full years which is equal to or greater than the Fixed Rate Period.

Following the expiry of or prior to any fixed interest rate period, interest will revert back to the Variable Rate.

In the event that a new fixed interest rate period is not chosen by the Borrower within 30 days of the expiry of any fixed interest rate period, the Borrower shall be deemed to have chosen a Fixed Rate Period that terminates closest to and before or on the Maturity Date of the loan.

The Borrower will issue a Promissory Note and replacements therefor as required in respect of each fixed interest rate, each such note to reflect the monthly payments during each such period. Upon any change in the interest rate, the remaining payments shall be adjusted so that at the new interest rate the balance of the loan would be amortized over the balance of the original amortization period.

  All principal and interest payments will be net of withholding taxes, if applicable.

REPAYMENT AND AMORTIZATION:

     Loan #2 & 3 the principal amount of the financing is to be repaid by 60 equal monthly installments on the 1st of each month commencing December 1, 1995. Interest payable monthly.

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North American Trust Company               Conditional Offer              Page 4
                                                                       23-May-95

We may, as our option, extend the dates for scheduled principal repayments if disbursement is delayed.

The Borrower authorizes North American Trust Company to prepare monthly debits, by electronic entry, in amounts sufficient to cover payments on the loan and the Borrower authorizes and instructs the Borrower's bank to honour those debits. However, the Borrower agrees to pay by cheque if requested by North American Trust Company. Please attach the Borrower's cheque marked "VOID" to this Offer and complete the attached "SUREPAY" form (Schedule "C"). The Borrower also agrees to renew this authorization if the Borrower changes its bank, branch or account.

SECURITY:

The Borrowers and Guarantors named below will provide the following security on our standard documentation as applicable:

The Borrower will execute our standard form of Promissory Note for each loan.

The Borrower will provide security on North American's standard Demand Debenture. General Security Agreement, and Specific Security Agreement conveying a first charge on all the assets of the borrower.

The guarantee on our standard form for $500,000 of Striker Industries, Inc. supported by a standby letter of credit from an acceptable bank for the full amount of the guarantee.

An acceptable guarantee issued by Ontario Development Corporation for $1,000,000.

A pledge of all the voting shares of the borrower.

The following will postpone all repayment and claims and interest thereon.
NAME: Striker Industries, Inc.

Upon acceptance, our Solicitor will contact your Solicitor to obtain the information necessary to prepare the security documents. Our Solicitor's fees and disbursements will be for your account.

INSURANCE:

Insurance appropriate to the assets and risks involved will be maintained by the Borrower in the manner and to the extent prescribed by us. Loss under physical damage insurance will be payable to North American as mortgagee. Liability insurance will include mortgagee as an additional insured. Our standard certificates of insurance are to be completed by an authorized representative(s) of the Borrower's insurer(s). Insurance requirements are to be completed to the satisfaction of North American's insurance consultant.

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North American Trust Company               Conditional Offer              Page 5
                                                                       23-May-95

COVENANTS:

All covenants will be included in the standard security documentation outlined above under SECURITY. The Borrower will not without the prior written consent of North American allow any of the following to be breached. As required the Borrower will prepare and deliver to North American a Covenant Compliance Certificate signed by an Officer of the Company.

All covenants set out in this schedule shall be determined on the basis of the consolidated/combined financial statements and reports of the following companies:
Northern Striker, Inc.
Working Capital will be maintained at not less than $250,000.
Current Ratio will be maintained at not less than a ratio of 1.25:1.
Tangible Net Worth will not reduce below $6,000,000.
The ratio of Financial Indebtedness to Tangible Net Worth will not exceed 1:1. Interest Coverage will be maintained at 2:1.
The Borrower shall not permit the annualized Cash Flow during any period to fall below 1.5 times the sum of:

     1) the Debt Service (plus dividends) for the financial year in which such period occurs; and
     2) $100,000 (being an annual allowance for capital expenditures).

During the term of the financing the Borrower will not, without our prior approval:
- - incur capital expenditures in excess of $300,000, in each fiscal year (net of long term debt incurred for said period);
- - enter into any financial indebtedness (in excess of $300,000 in any fiscal year);
- - make loans to or investments in, or give guarantees on behalf of others;
- - permit voting control to change;
- - purchase or redeem any shares;
- - pay any dividends;
- - allow aggregate (shareholder) (management) remuneration including salary, dividends, bonuses, etc. (net of any amounts either reinvested into the Borrower and effectively postponed or reinvested into the capital stock of the Borrower) to exceed $720,000 in any fiscal year management shall include for the purposes of this clause: all budgeted administration costs to be provided by Striker Industries, Inc.; and,
- - enter into any restricted lease.
- - Dispose of the assets over which the Lender has charge.
- - Grant any charges on the assets.
- - The Borrower will not incur any other indebtedness with the exception of payroll and other normal operating expenses.
- - Amend any material contracts, specifically including the approval of any change in the management contracts for plant operations.
- - Permit any change in the nature of the business or purpose for which the assets are used.

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North American Trust Company               Conditional Offer              Page 6
                                                                       23-May-95

- -Pay any dividends or make any form of withdrawal that would cause an event of default.

DEFINITIONS:

Definitions for any expressions and terms used herein and the Covenants are more specifically described in Scheduled "B" attached hereto. All terms, expressions, and covenants are formally defined in the standard security documentation.

EVENTS OF DEFAULT:

Events of default are as stipulated in our standard security documentation, including the following:

Default under or non-compliance with any covenant, term or condition stipulated herein.

Default under any other financing provided by North American and its affiliates to the Borrower or to its associated company(ies) will constitute default under this financing.

The Borrower will notify North American in writing of any material litigation, proceedings, or disputes and will furnish all reasonable information requested announcing the status thereof.

REPORTING CONDITIONS:

The Borrower will provide the following reports within the time period specified;

Audited financial statements within 90 days after the end of each year;

Unaudited monthly financial statements (and a covenant certificate), signed by an Officer of the Company within 30 days after the end of the month;

Annual budget & forecast including a Profit & Loss, Balance Sheet and Cash flow statement all prepared on a monthly basis within 90 days after its Fiscal Year End.

Aged listings of Accounts Receivable and Accounts Payable and an Inventory declaration and a margining certificate (signed by an Officer of the Company) within 30 days of each month end.

Striker Industries, Inc. will also provide their annual audited financial statements within 90 days of its fiscal year.

HAZARDOUS SUBSTANCES:

The security documentation includes our required standard restrictive Environmental clauses, warranties, and representations respecting Hazardous Materials (North American must approve all Permitted Substances, and list them in the security documentation, if any are required for the Normal Business operations of the Borrower and any Guarantors.

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North American Trust Company               Conditional Offer              Page 7
                                                                       23-May-95

Normal Business of the Borrower and any Guarantors is to be defined in the security documentation).

DUE DILIGENCE REQUIREMENTS:

1) Prior to credit authorization North American will complete full due diligence as is normal for facilities of this nature which will include analysis of industry, customer base, financial reports and forecasts, receivables quality and other standard analysis (SATISFIED).

2) Receipt of the following requirements or reports prior to credit authorization:

      i) Receipt of a new real estate appraisal providing an income, (cost), and direct sales market evaluation by a firm satisfactory to North American. Appraisal to be completed with a basis of evaluation and utilization of market comparables, and capitalization rates, all satisfactory to North American (SATISFIED);

     ii) Receipt of an up-to-date orderly liquidation value appraisal by a firm satisfactory to North American for the company's equipment and machinery (SATISFIED);

    iii) Receipt of an Environmental Audit completed by a firm satisfactory to North American. Audit Report conclusions to be satisfactory to North American with respect to the following:

     a) Absence of Hazardous materials at all business locations of the Borrower.

     b) Operation of the business is in compliance with Environmental Standards.

     c) Geophysical analysis re: Underground storage tanks to be completed, and paint chip analysis as per Jacobs Serrine report.

DISBURSEMENT:

Our funds will be disbursed after completion of the following to North American's satisfaction:

1) Receipt of credit authorization from North American's credit authorities. (SATISFIED)

2) Completion of all security, insurance and supporting documentation, satisfactory to our Solicitor and satisfactory legal opinion of our Solicitor as to title to assets, validity of security and such other matters as North American requires.

3) Confirmation of the program expenditures and the investment of any other funds required to finance the Program.

4) Completion of the following contingent conditions on a basis satisfactory to North American.

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North American Trust Company               Conditional Offer              Page 8
                                                                       23-May-95

      i) Receipt of a new real estate appraisal providing an income (cost), and direct sales market evaluation by a firm satisfactory to North American. Appraisal to be completed with a basis of evaluation and utilization of market comparables, and capitalization rates, all satisfactory to North American.

     ii) Receipt of an up-to-date liquidation value (60 day sale value) appraisal by a firm satisfactory to North American for the company's equipment and machinery.

    iii) Receipt of an Environmental Audit completed by a firm satisfactory to North American. Audit Report conclusions to be satisfactory to North American with respect to the following:

          a) Absence of Hazardous materials at all business locations of the Borrower (and any Guarantors)
          b) Operation of the business is in compliance with Environmental Standards.

A standby fee of 2% per annum on the undisbursed amount will be calculated and payable on the 1st day of each month commencing 90 days after we confirm approval in writing of this Offer in writing. We may deduct these fees from our disbursements.

Initial disbursement of our funds must be no later than 90 days after we confirm approval in writing of this Offer. (Lapsing Date), and any extension of that date is subject to our prior written approval.

The disbursement of our funds may be withheld if, in our opinion, a material adverse change in risk has occurred.

WARRANTY:

By the Borrower's acceptance of this Offer of Finance, the Borrower warrants that all information which the Borrower furnishes is true and correct.

CANCELLATION:

This Offer of Finance, when accepted by the Borrower and approved by our Credit Committee, will be a binding contract. If the first advance hereunder has not been made by the Lapsing Date, North American may terminate this Offer of Finance, but the Borrower shall nonetheless pay all costs incurred by North American in connection with this Offer of Finance or in preparing to make any advance hereunder (including legal expenses) plus (three months' interest on the total amount of these facilities at the highest rate of interest which would be applicable to any portion thereof) or (the amount (if any) by which: (a) three months' interest on the total amount of these facilities at the highest rate of interest which would be applicable to any portion thereof, exceeds, (b) any commitment fee paid by the Borrower hereunder;) which amount represents a genuine

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North American Trust Company               Conditional Offer              Page 9
                                                                       23-May-95
pre-estimate by the parties of damages which would be suffered by North American in the circumstances and not a penalty.

NON MERGER:

This Offer will not merge upon completion and execution of security documentation.

The agreements, covenants, terms, and conditions contained in this Offering letter shall not merge on the taking of the security in favour of North American.

EXPENSES:

All reasonable costs incurred by North American, including legal, insurance, consultant and out of pocket expenses in connection with the putting in place of the security provided for herein and the administration and enforcement of the credit facilities shall be payable on demand by the Borrower to North American.

OTHER:

A loan set up fee of $30,000 is to be paid and earned upon acceptance of this offer representing the costs of setting up the loan.

(option for U.S.$ loans)

If North American is or becomes subject to any withholding tax or any other tax with respect to payments of principal, interest or other amounts payable in connection with these facilities (except taxes on the overall net income of North American), the Borrower shall compensate North American in full for any resulting loss incurred by North American, in an amount as certified by North American.

SIGN/TOMBSTONES:

The Borrower acknowledges and agrees that the Lender shall have the right to provide a sign to its specifications, and at the Lender's expense, indicating the source of financing during the construction period. The Borrower agrees to erect and prominently display any sign so provided in a conspicuous location on the mortgaged premises and the sign will remain until the building is completed.

The Borrower further acknowledges and agrees that the Lender, at its expense, may announce this loan transaction in the media. It is further agreed that such announcement shall be in form and content, acceptable to the Borrower.

ACCEPTANCE:

This Offer and the attached Schedule is open for acceptance until May 25, 1995. A non-refundable commitment fee of $30,000 is earned and payable at the time of acceptance.

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North American Trust Company              Conditional Offer              Page 10
                                                                       23-May-95

North American acknowledges prior receipt of $15,000. (USD) applied as a credit to this fee.

We look forward to receiving your acceptance and developing a solid business relationship with you in the future.

Yours truly,

/s/  W. M. FINN
- ------------------------------------
W. M. Finn
Manager

Accepted this 23rd day of May, 1995.

Northern Striker, Inc.

Per: /s/  MATTHEW POND
- ------------------------------------

Name: MATTHEW POND
- ------------------------------------

Title: CFO
- ------------------------------------

Per:
- ------------------------------------

Name:
- ------------------------------------

Title:
- ------------------------------------

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North American Trust Company              Conditional Offer              Page 11
                                                                       23-May-95

                                  SCHEDULE "B"

To CONDITIONAL OFFER OF FINANCE dated May 8, 1995 made by North American to Northern Striker, Inc.

DEFINITIONS: All expression, terms, and covenants are formally defined in the standard security documentation. As used herein the following expressions shall substantially have the following meanings:

"Adjusted Pre-tax Earnings" of the Company means the sum of i) net income of the Company for the period in question, after extraordinary items, capital gains and capital losses but before provision for taxes respecting such income, and ii) amounts paid to the Management Group and deducted from income of the Company for the period in question, to the extent such amounts have been either (a) applied to subscribe for share capital of the Company, or (b) advanced to the Company and effectively postponed in favour of North American;

"Prepayment Date" means the Maturity Date of any Fixed Rate Period when the Fixed Rate is in effect, or the first day of the twelfth month of each year following the Final Advance Date when the Variable Rate is in effect.

"Annualized Cash Flow" means the Cash Flow for the period in question, divided by the proportion which the period in question is of the financial year in which the period occurs.

"Cash Flow" of the Company for any period means the after-tax profit of the Company for the period:

     (a)  plus depreciation and amortization;
     (b) less profit or plus loss resulting from the recognition of the Company's minority interest in investments;
     (c)  plus deferred income tax;
     (d)  less capitalized expenses;
     (e)  plus after-tax portion of management bonuses;
     (f)  less gain or plus loss on the sale of fixed assets; and
     (g) less the minority shareholders' share of losses or plus the minority shareholders' share of profits from consolidated Subsidiaries.

as have been deducted or added in determining such profit.

"Cost of Funds Rate" or "COF", means the annual base rate of interest which North American establishes and quotes from time to time at Toronto as the reference rate of interest to determine interest rates it will charge at such time for fixed rate loans for a particular term and to which it may refer as its "Cost of Funds" such rate being subject to change at any time without notice.

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North American Trust Company              Conditional Offer              Page 12
                                                                       23-May-95

"Current Ratio" of the Company means Current Assets Divided by current liabilities. Current assets exclude amounts due to, invested in, or due from shareholders, affiliates, and related parties; Current Liabilities exclude all postponed amounts and balloon payments.

"Debt Service" of the Company for any period means the aggregate principal payments on Long Term Debt (including, without limitation, the principal component of capital lease obligations) due and payable, or scheduled to be due, during such period;

"Financial Indebtedness" of the Company means the aggregate (without duplication) of the following amounts:

    (a) money borrowed, indebtedness represented by notes payable, and drafts accepted representing extensions of credit (including, as regards any note or draft issued at a discount, any amount that could reasonably be regarded as being the amortized portion of such discount as at the date of determination);
    (b) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debenture, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money;
    (c) all indebtedness upon which interest charges are customarily paid;
    (d) net amounts payable pursuant to interest swap arrangements;
    (e) capital lease obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution;
    (f) all letters of credit and letters of guarantee issued by a financial institution at the request of or for the benefit of the Company;
    (g) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner, directly or indirectly, of any part or all of any obligation of a type referred to in any of paragraphs (a) to (e) above;
    (h) any of the foregoing amounts in respect of any Subsidiary of the Company whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of the Company; including (without limitation) all Obligations but excluding:
    (i) trade payables, expenses accrued in the ordinary course of business, customer advance payments and deposits received in the ordinary course of business unless the time for due payment of which extends, or is intended to extend, more than twelve months from the date as of which the determination of Financial Indebtedness is being made; and,
    (j) indebtedness of the Company which is effectively postponed in favour of North American.

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North American Trust Company              Conditional Offer              Page 13
                                                                       23-May-95

"Future Debt Service" of the Company for any period means the aggregate principal payments on Long Term Debt (including, without limitation, the principal component of capital lease obligations) scheduled to be due during such period, but in the case of Long Term Debt which matures during such period the payments scheduled to be due shall be deemed to be the amount of principal that would have been amortized over that period in accordance with the amortization schedule applicable to the debt if the debt had not matured.

"Hazardous Substance" means any substance or combination of substances which is or may become hazardous, toxic, injurious or dangerous to persons, property, air, land, water, flora, fauna or wildlife, and includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to any Environmental Laws or Orders pursuant thereto.

"Interest Coverage" means the ratio of (a) the sum of (i) Adjusted Pre-tax Earnings and (ii) Interest Expense to (b) Interest Expense in respect of any period, expressed as a percentage.

"Effective Tangible Net Worth" means Tangible Net Worth plus long term deferred tax liabilities.

"Restricted Lease" means any lease of real or personal property other than a lease which would be classified as capital lease.

"Tangible Net Worth" of the Company means the aggregate of share capital, earned and contributed surplus (or less any deficit), plus any indebtedness of the Company which is effectively postponed in favour of North American, less the aggregate of:

     (a) any amount due from directors, officers, shareholders and Affiliates;

     (b) the amount of any investments in Affiliates;

     (c) intangible assets including (without limitation) goodwill, franchises, copyrights, trademarks and patents; and,

     (d) any appraisal increase credit.

"Working Capital" of the company means Current assets minus Current liabilities. Current assets exclude amounts due to, invested in, or due from shareholders, affiliates, and related parties; Current Liabilities exclude all postponed amounts and balloon payments.

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North American Trust Company              Conditional Offer              Page 14
                                                                       23-May-95

                                  SCHEDULE "C"

                             SUREPAY AUTHORIZATION

                           (PLEASE COMPLETE IN FULL)

LOAN NO.      -

- --------------------------------------------------------------------------------
FIRST NAME     LAST NAME AS SHOWN ON BANK RECORDS

- --------------------------------------------------------------------------------
NAME OF BANK/FINANCIAL INSTITUTION

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BRANCH ADDRESS/STREET

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CITY                         PROVIDENCE                         POSTAL CODE

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BANK/TRANSIT NUMBER                       ACCOUNT NO.

I/we hereby request and authorize North American to draw a cheque on the first day of each month under its "SUREPAY PLAN" against my account at the bank or financial institution indicated hereon (or any of its branches) for the purpose of making payment on my loan. I/we understand that if any adjustment is required in the amount of the monthly payment, I/we will be notified of the adjustment and the amount of my SUREPAY cheque will be changed effective as of the month shown on the notice. My bank or financial institution is authorized to deal with such cheques as if signed by me/us.

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DATE

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SIGNATURE(S) AS SHOWN ON BANK RECORDS

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North American Trust Company              Conditional Offer              Page 15
                                                                       23-May-95

                                  SCHEDULE "D"
                             INSURANCE REQUIREMENTS

     1. General

     i)  All insurance policies referred to herein shall be in a form and with insurers acceptable to
         North American, and shall contain the original signatures of the insurers (not only the insurance broker or agent).
    ii)  All policies shall be permitted to contain reasonable deductibles.
   iii)  All property policies shall contain a standard mortgage clause showing North American as Loss
         Payee, and shall provide for 30 days' prior written notice to North American of any adverse material change or cancellation.
    iv)  If the Borrower fails to purchase and maintain in good standing such minimum insurance as is required herein, North American may, but shall not be obligated to, purchase and maintain such insurance at the sole expense of the Borrower (inclusive of any disbursements by North
         American in this regard); or North American may use any other means at its disposal under the terms of the mortgage.
     v)  It is understood and agreed that the Insurance Requirements contained herein are a minimum guide only, and are subject to change from time to time, at North American's discretion.
         Although they must be adhered to throughout the life of the mortgage, they in no way represent an opinion as to the full scope of insurance coverage a prudent Borrower would arrange to adequately protect its interests and the interest of North American; and the
         Borrower must govern itself accordingly.

2. Specific

     The following policies of insurance must be submitted to North American, as required in Section 1 of this Schedule.

     i)  "All Risks" of physical loss or damage including earthquake, flood and collapse showing:
         a) A sum insured of 100% of the full replacement costs of the property, without deduction for foundations and footings. The replacement cost wording is to have the "same or adjacent site"
         clause deleted, and the policy must include increased cost of by-laws coverage, and demolition and debris removal for damaged and undamaged property coverage.
         Co-insurance must either be waived or Stated Amount.
         b) A sum insured of 100% of the projected annual rents or revenue with a minimum period of indemnity of 12 months, or such greater period as North American may require.

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North American Trust Company              Conditional Offer              Page 16
                                                                       23-May-95

 ii) "Broad Form Boiler & Machinery" with the same limits and by-laws extensions as the "All Risks" policy described in Section 2.i)a) above.

iii) "Comprehensive General Liability" with a limit of at least $1,000,000 for any one occurrence or such greater amount as North American may reasonably require. The policy shall include the IBC 2313 wording, or its equivalent, for limited pollution cover, if required by North American.

If there are any questions regarding North American's insurance requirements, please contact our insurance consultants directly at:

                          Intech Risk Management Ltd.
                        155 University Avenue, Suite 206
                                Toronto, Ontario
                                    M5H 3B6
                             Phone: (416) 363-0083
                              Fax: (416) 363-7188

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North American Trust Company              Conditional Offer              Page 17
                                                                       23-May-95